Exhibit 21.1

LIST OF SUBSIDIARIES

Set forth below is a list of all subsidiaries of the Company as of December 31, 2015 the assets and operations of which are included in the Consolidated Financial Statements of Nortek, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

NAME OF SUBSIDIARY	Jurisdiction
Anthro Corporation	Oregon
Best S.p.A.	Italy
Best Deutschland GmbH	Germany
Best Poland S.p.zo.o.	Poland
Broan Building Products-Mexico, S. de R.L. de C.V.	Mexico
Broan-NuTone Canada, ULC	Alberta, Canada
Venmar Ventilation ULC	Alberta, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc.	Saskatchewan, Canada
Ergotron, Inc.	Minnesota
Dongguan Ergotron Precision Technology Co. Ltd.	China
Ergotron Nederland B.V.	The Netherlands
Broan-NuTone LLC	Delaware
Broan Building Products (Huizhou) Co., Ltd.	China
Broan-NuTone (HK) Limited	Hong Kong
Pacific Zephyr Range Hood, Inc.	California
Zephyr Ventilation, LLC	California
Eaton-Williams Group Limited	United Kingdom
Nortek Security & Control LLC	California
GTO Access Systems, LLC	Florida
Gefen, LLC	California
Operator Specialty Company, Inc.	Michigan
Core Brands, LLC	California
Linear Electronics (Shenzhen) Co., Ltd.	China
Nortek International Holdings, B.V.	The Netherlands
Nortek Global HVAC, LLC	Delaware
Nortek Air Solutions, LLC	Delaware
Nortek Global HVAC de Puerto Rico, LLC	Puerto Rico
Nortek Global HVAC Latin America, Inc.	Delaware
Nortek Global HVAC Mexico S.A. de R.L. de C.V.	Mexico
Nordyne Argentina SRL	Argentina
Nordyne do Brasil Distribuidora de Ar Condicionado Ltda.	Brazil
Ventrol Air Handling Systems Inc.	Quebec, Canada
Nortek (Shanghai) Trading Co., Ltd.	China
Nortek Global HVAC (UK) Limited	United Kingdom
Ambi-Rad Limited	United Kingdom
Nortek Global HVAC France S.A.S.	France
Nortek Global HVAC Belgium NV	Belgium